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                                                                     Exhibit 5.1

                                  March 29, 1995

CommNet Cellular Inc.
5990 Greenwood Plaza Blvd., Suite 300
Englewood, CO 80111

RE:  Registration Statement on Form S-3 (SEC File No. 33-          ) covering
     secondary offering of 330,000 shares of Common Stock of CommNet Cellular
     Inc.

Ladies and Gentlemen:

     I am General Counsel for CommNet Cellular Inc., a Colorado company (the "Company") and in such capacity have examined the Company's Registration Statement on Form S-3 (the "Registration Statement"), being filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the secondary offering by certain Selling Security holders named therein of a maximum aggregate of 330,000 shares (the "Shares") of the Company's Common Stock, to be issued to the Selling Security holders upon conversion of up to $4,950,000 in aggregate principal amount of the Company's 8.75% Convertible Subordinated Notes due 2001 (the "Notes"). I am familiar with the proceedings undertaken by the Company in connection with the authorization of the Notes and the authorization, issuance and sale of the Shares. Additionally, I have examined such questions of law and fact as I have considered necessary or appropriate for purposes of this opinion.

     Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor as contemplated by the Notes, will be validly issued, fully paid and nonassessable.

     I hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference under "Legal Matters" contained in the prospectus forming a part of the Registration Statement.

                                       Very truly yours,

                                        /s/ AMY M. SHAPIRO
                                       ----------------------------------------
                                        Amy M. Shapiro
                                        General Counsel